Exhibit 99.1

Digi International Reports Third Fiscal Quarter 2023 Results
Record Quarterly Revenue of $112M, End of Quarter ARR of $104M
EPS of $0.18, Adjusted EPS of $0.50
(Minneapolis, MN, August 3, 2023) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its third fiscal quarter ended June 30, 2023.

Third Fiscal Quarter 2023 Results Compared to Third Fiscal Quarter 2022 Results

•Revenue was $112 million, an increase of 8%.

•Gross profit margin was 56.9%, an increase of 140 basis points. Gross profit margin excluding amortization was 57.7%, an increase of 100 basis points.

•Net income per diluted share was $0.18, up from $0.12, an increase of 50%.

•Adjusted EPS was $0.50 per diluted share, an increase of 11%.

•Adjusted EBITDA was $24 million, an increase of 16%.

•Annualized Recurring Revenue (ARR) was $104 million at quarter end, an increase of 13%.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.

“Digi posted our tenth consecutive quarter of record revenue,” said Ron Konezny, President and Chief Executive Officer. “Driven by strong Annualized Recurring Revenue (ARR) growth, we achieved the second of our “100” objectives. ARR exceeded $100 million at the end of the quarter. In addition, we reduced the principal of our outstanding debt by $20 million. Our team's solution mindset is driving customer and partner value.”
Segment Results
IoT Product & Services
The segment's third fiscal quarter 2023 revenues of $87 million increased 10% from the same period in the prior fiscal year. This increase is attributable to growth in our OEM & Infrastructure Management product lines. ARR as of the end of the third fiscal quarter was $22 million, an increase of 47%. Gross profit margin increased 60 basis points to 54.1% of revenues for the third fiscal quarter of 2023, due to ARR.
IoT Solutions
The segment's third fiscal quarter 2023 revenues of $25 million increased 5% from the same period in the prior fiscal year. This increase was a result of increased sales of both SmartSense and Ventus offerings. ARR as of the end of the third fiscal quarter was over $82 million, an increase of 6%. Gross profit margin increased 450 basis points to 66.7%, due to higher ARR in the third fiscal quarter of 2023.

Digi International Reports Third Fiscal Quarter 2023 Results
Fourth Fiscal Quarter 2023 Guidance
The debate around an imminent recession and the potential severity if one arrives is ongoing. Digi’s broad array of end markets has helped the company weather challenging market conditions in the past. We believe the IIoT market is still in its early stage of adoption with a significant set of greenfield opportunities. Most of the world’s machines are not connected today. Over time, we expect more end markets to deploy IIoT.
For the fourth fiscal quarter of 2023, we expect revenue of $108 million to $112 million, or growth of 2% to 6% year-over-year. Adjusted EBITDA is expected to be between $23.0 million and $24.0 million. Adjusted EPS is expected to be $0.46 to $0.49 per diluted share, assuming a weighted average share count of 37.3 million shares.
Based on our fiscal fourth quarter guidance combined with year-to-date results, Digi now expects to grow annual revenues at least 14%, which is higher than the growth rate we communicated last quarter. Previously we communicated we expected ARR and A-EBITDA growth to outpace total revenue growth in fiscal 2023. We continue to expect A-EBITDA to grow faster than total revenue growth. We still expect ARR to grow consistent with our prior expectations, however, it may not outpace total revenue growth.
We provide earnings guidance on a non-GAAP basis as it is difficult to predict with reasonable certainty various items including but not limited to the impact of foreign exchange translation, interest and certain tax related events. Given the uncertainty, any of these or other items could have a significant impact on U.S. GAAP results.
Third Fiscal Quarter 2023 Conference Call Details
As announced on July 11, 2023, Digi will discuss its third fiscal quarter results on a conference call on Thursday, August 3, 2023 at 10:00 a.m. ET (9:00 a.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register.vevent.com/register/BI9b85c1468df24fcb826c07a7541ba76e. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/bt95nnhk.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release, as well as a shareholder letter relating to our second fiscal quarter results can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "plan," "potential," "project," "should," or "continue," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the ongoing supply chain and transportation challenges impacting businesses globally, risks related to ongoing inflationary pressures around the world and the monetary policies of governments globally as well as present concerns about a potential recession and the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks arising from the present war in Ukraine, the highly competitive market in which our company operates, rapid changes in

Digi International Reports Third Fiscal Quarter 2023 Results
technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2022 and subsequent reports on Form 10-Q, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Third Fiscal Quarter 2023 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Third Fiscal Quarter 2023 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2023	2022	2023	2022
Revenue	$112,236	$103,517	$332,686	$282,487
Cost of sales	48,417	46,091	144,474	125,196
Gross profit	63,819	57,426	188,212	157,291
Operating expenses:
Sales and marketing	20,974	18,230	60,421	51,325
Research and development	14,945	13,968	44,194	41,199
General and administrative	15,424	15,254	46,983	43,430
Operating expenses	51,343	47,452	151,598	135,954
Operating income	12,476	9,974	36,614	21,337
Other expense, net	(6,588)	(5,392)	(18,888)	(14,716)
Income before income taxes	5,888	4,582	17,726	6,621
Income tax (benefit) provision	(839)	456	(679)	(1,539)
Net income	$6,727	$4,126	$18,405	$8,160

Net income per common share:
Basic	$0.19	$0.12	$0.51	$0.23
Diluted	$0.18	$0.12	$0.50	$0.23
Weighted average common shares:
Basic	35,889	35,131	35,761	34,900
Diluted	36,817	35,740	36,838	35,740

Digi International Reports Third Fiscal Quarter 2023 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2023	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$29,580	$34,900
Accounts receivable, net	47,964	50,450
Inventories	83,605	73,223
Income taxes receivable	2,751	3,764
Other current assets	3,454	3,871
Total current assets	167,354	166,208
Non-current assets	672,706	687,687
Total assets	$840,060	$853,895
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,523	$15,523
Accounts payable	21,503	32,373
Other current liabilities	51,993	48,611
Total current liabilities	89,019	96,507
Long-term debt	194,556	222,448
Other non-current liabilities	24,902	33,427
Non-current liabilities	219,458	255,875
Total liabilities	308,477	352,382
Total stockholders’ equity	531,583	501,513
Total liabilities and stockholders’ equity	$840,060	$853,895

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended June 30,
	2023	2022
		(Restated) (1)
Net cash provided by operating activities	$27,804	$31,216
Net cash used in investing activities	(3,842)	(351,771)
Net cash (used in) provided by financing activities	(28,920)	208,551
Effect of exchange rate changes on cash and cash equivalents	(362)	1,087
Net decrease in cash and cash equivalents	(5,320)	(110,917)
Cash and cash equivalents, beginning of period	34,900	152,432
Cash and cash equivalents, end of period	$29,580	$41,515
(1) We have restated the condensed consolidated statement of cash flows for the nine months ended June 30, 2022. We corrected $13.4 million of debt issuance costs previously recorded within operating activities and correctly presented the cash outflows within financing activities. We also corrected $2.3 million of amortization of debt issuance costs previously included within financing activities moving these to operating activities.

Digi International Reports Third Fiscal Quarter 2023 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended June 30,				Nine months ended June 30,
	2023		2022		2023		2022
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$112,236	100.0%	$103,517	100.0%	$332,686	100.0%	$282,487	100.0%

Net income	$6,727		$4,126		$18,405		$8,160
Interest expense, net	6,603		5,296		18,967		14,657
Income tax expense (benefit)	(839)		456		(679)		(1,539)
Depreciation and amortization	8,005		8,747		23,963		25,393
Stock-based compensation	3,519		2,143		9,852		6,402
Restructuring charge	95		105		141		214
Acquisition expense	222		175		910		4,256
Adjusted EBITDA	$24,332	21.7%	$21,048	20.3%	$71,559	21.5%	$57,543	20.4%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended June 30,				Nine months ended June 30,
	2023		2022		2023		2022
Net income and net income per diluted share	$6,727	$0.18	$4,126	$0.12	$18,405	$0.50	$8,160	$0.23
Amortization	6,252	0.17	7,046	0.20	18,966	0.51	20,400	0.57
Stock-based compensation	3,519	0.10	2,143	0.06	9,852	0.27	6,402	0.18
Other non-operating income	(15)	—	96	—	(79)	—	59	—
Acquisition expense	222	0.01	175	—	910	0.02	4,256	0.12
Restructuring charge	95	—	105	—	141	—	214	0.01
Interest expense, net	6,603	0.18	5,296	0.15	18,967	0.51	14,657	0.40
Tax effect from the above adjustments (1)	(6,025)	(0.17)	(2,497)	(0.07)	(15,520)	(0.41)	(8,263)	(0.23)
Discrete tax expenses (benefits) (2)	1,125	0.03	(556)	(0.02)	2,874	0.08	(2,746)	(0.07)
Adjusted net income and adjusted net income per diluted share (3)	$18,503	$0.50	$15,934	$0.45	$54,516	$1.48	$43,139	$1.21
Diluted weighted average common shares		36,817		35,740		36,838		35,740
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2023 and 2022 based on adjusted net income.
(2)For the three and nine months ended June 30, 2023 and 2022 discrete tax expenses (benefits) primarily are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.